SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549



- - - - - - - - - - - - - - - - -

FORM 8-K

- - - - - - - - - - - - - - - - -


CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of
1934



     June 20, 1995                                0-16690
(Date of earliest report)                (Commission File Number)


                ML MEDIA OPPORTUNITY PARTNERS, L.P.

(Exact name of registrant as specified in its governing instruments)




            Delaware               13-3429969
(State of other jurisdiction of    (I.R.S. Employer
(incorporation                     Identification No.






World Financial Center-South Tower, New York, New York 10080-6114
(Address of principal executive offices)               (Zip Code)




Registrant's telephone number, including area code:(212) 236-6472



                         N/A
(Former name or former address, if changed since last report)



Item 5.  Other Events.

     On June 20, 1995, TCS Television, Inc. (the "Seller"), Avant Development Corporation (the "Company") and The Spartan Radiocasting Company (the "Buyer") entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") providing for the sale to the Buyer of all of the outstanding shares (the "Shares") of capital stock of the Company for a base purchase price of $20,850,000, subject to certain adjustments, including an adjustment with respect to the working capital of the Company.
In addition, the Buyer will pay the Seller $1,500,000 for a covenant-not-to-compete with the Buyer. The Seller is a wholly owned subsidiary of TCS Television Partners, L.P. ("TCS"), a limited partnership in which ML Media Opportunity Partners, L.P. is the general partner and holds an aggregate 51.005% interest. The Company is a wholly owned subsidiary of the Seller and owns and operates television station WRBL-TV, Columbus, Georgia. It is expected that the entire proceeds of the sale, after application to the expenses and liabilities relating to the sale, will be applied to repay indebtedness of TCS secured by a pledge of the Shares and the shares of Fabri Development Corporation, another subsidiary of the Seller which owns and operates KQTV, St. Josephs, Missouri, and WTWO-TV, Terre Haute, Indiana. Consummation of the sale pursuant to the Stock Purchase Agreement is subject to the satisfaction of certain conditions, including obtaining approvals from TCS' lenders and the Federal Communications Commission.

     The Stock Purchase Agreement is attached as an exhibit hereto. Reference is made to the Stock Purchase Agreement for all of the terms of the sale.




Item 7.  Financial Statements and Exhibits.

     Exhibit 10.1 - Stock Purchase Agreement, dated June 20,
1995, among TCS Television, Inc., Avant Development Corporation and The Spartan Radiocasting Company.













SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                         ML MEDIA OPPORTUNITY PARTNERS, L.P.

                         BY:  MEDIA MANAGEMENT OPPORTUNITY
                              PARTNERS, its general partner

                         BY:  RP OPPORTUNITY MANAGEMENT, L.P., a
                              general partner

                         BY:  IMP OPPORTUNITY MANAGEMENT, INC.,
                              its general partner


                         By:  [Elizabeth McNey Yates]
                              Elizabeth McNey Yates
                              Vice President



Dated:  June 22, 1995




























                          EXHIBIT INDEX


Exhibit 10.1 - Stock Purchase Agreement, dated June 20, 1995, among TCS Television, Inc., Avant Development Corporation and The
Spartan Radiocasting Company .... page 5



























































                    STOCK PURCHASE AGREEMENT


                             BETWEEN


                      TCS TELEVISION, INC.,


                 AVANT DEVELOPMENT CORPORATION


                               AND


                THE SPARTAN RADIOCASTING COMPANY





                       Dated June 20, 1995






















                         TABLE OF CONTENTS

                                                          Page

     SECTION 1.     Definitions                             1

     SECTION 2.     Escrow Deposit; Purchase and Sale of
                    Shares                                  4

          2.1       Escrow Deposit                          4
          2.2       Closing Date                            4
          2.3       Purchase and Sale of the Shares,
                    Consideration                           5
          2.4       Purchase Price                          5
          2.5       Pre-Closing and Closing Date Deliveries 5
          2.6       Closing Balance Sheet                   6

     SECTION 3.     Representations, Warranties and Agreements
                    of Seller and the Company               7

          3.1       Organization and Capital Structure of the
                    Company                                 7
          3.2       Articles of Incorporation and Bylaws    8
          3.3       Business                                8
          3.4       Authority                               8
          3.6       Financial Statements                    8
          3.7       No Undisclosed Liabilities              9
          3.8       Operations Since Financial Statements Date9
          3.9       Taxes                                   9
          3.10      Litigation                              9
          3.11      FCC Qualifications                      9
          3.12      Governmental Authorizations             10
          3.13      Real Property                           10
          3.14      Owned Personal Property                 10
          3.15      Personal Property Leases                10
          3.16      Title to Real and Tangible
                    Personal Property                       10
          3.17      Station Contracts                       11
          3.18      Status of Contracts                     11
          3.19      Insurance                               11
          3.20      Employees and Related Agreements        12
          3.21      Labor Relations, Etc                    12
          3.22      Employees Benefit Plans, Etc.           12
          3.23      Environmental Matters.  Except as
                    disclosed on Schedule 3                 12
          3.24      Subsidiaries                            13
          3.25      Brokers and Finders                     13

     SECTION 4.     Representations, Warranties and Agreements
                    of Buyer                                13

          4.1       Organization of Buyer                   13
          4.2       Authority                               13
          4.3       Effect of Agreement                     13
          4.4       Litigation                              13
          4.5       Buyer's FCC Qualifications              14
          4.6       Brokers and Finders                     14
          4.7       Sources of Information, Etc.            14
          4.8       Bona Fide Purchaser                     14
          4.9       Investment Representation               14
          4.10      Tangible Assets                         14

     SECTION 5.     Actions Prior to Closing Date           14

          5.1       FCC Consent, Improvements Act           14
          5.2       Consents                                15
          5.3       Investigation of the Company's Corporate
                    and Financial Records                   15
          5.4       Preserve Accuracy of Representations and
                    Warranties                              16
          5.5       Continuation of the Company's Business  16
          5.6       Elimination of Intercompany Debt        17
          5.7       Payment of Debt by Seller and the Company17
          5.8       Preparation and Filing of Returns       18
          5.9       401(k) Plan                             19

     SECTION 6 Additional Agreement                         19

          6.1       Taxes and Expenses                      19
          6.2       Noncompetition Agreement                19
          6.3       Certain Tax Matters                     19

     SECTION 7.     Conditions Precedent to Obligations of
                    Buyer                                   21

          7.1       No Misrepresentation or Breach of Covenants
                    and Warranties                          21
          7.2       Corporate Action                        22
          7.3       FCC Consent; Improvements Act           22
          7.4       Opinions of Counsel to Seller and the
                    Company                                 22
          7.5       No Material Adverse Changes             22
          7.6       Notice of Failure to Satisfy Condition and
                    Cure Period                             22

     SECTION 8.     Conditions Precedent to Obligations of
                    Seller and the Company                  23
          8.1       No Misrepresentations or Breach of
                    Covenants and Warranties                23
          8.2       Corporate Action                        23
          8.3       FCC Consent; Improvements Act           23
          8.4       Opinion of Counsel to Buyer             23
          8.5       Notice of Failure to Satisfy Condition and
                    Cure Period                             23
          8.6       Receipt of Consent of Lender            24

     SECTION 9.     Indemnification                         24

          9.1       Indemnification by Seller               24
          9.2       Indemnification by Buyer                24
          9.3       Procedure for Indemnification           25

     SECTION 10.    Survival of Obligations                 26

     SECTION 11.    Notices                                 27

     SECTION 12.    Termination                             28

     SECTION 13.    General Provisions                      28

          13.1      Confidentiality, Press Releases         28
          13.2      Governing Law                           29
          13.3      Partial Invalidity                      29
          13.4      Successors and Assigns                  30
          13.5      Execution in Counterparts               30
          13.6      Titles and Headings                     30
          13.7      Schedules and Exhibits                  30
          13.8      Waivers                                 31
          13.9      Entire Agreement; Amendments            31
































                        EXHIBITS


Exhibit A      Escrow Agreement
Exhibit B      Side Letter Agreement
Exhibit C      Post Closing Escrow Agreement
Exhibit D      Noncompetition Agreement
Exhibit E-1    Opinion of Counsel to Seller and the Company
Exhibit E-2    Opinion of FCC Counsel to Seller and the Company
Exhibit F      Opinion of Counsel to Buyer


                           SCHEDULES


Tab    Schedule
No.       No.       Schedule Title

 1        3.3       Business Other Than Station Business
 2        3.5       Effect of Agreement
 3        3.6-A     Company's Financial Statements
 4        3.6-B     Seller's Financial Statements
 5        3.7       Undisclosed Liabilities
 6        3.8(a)    Operations Since 1994 Statement Date
                    (Ordinary Course)
 7        3.8(b)    Operations Since 1994 Statement Date
                    (Material Adverse Change)
 8        3.9       Taxes
 9        3.10      Litigation
10        3.11      FCC Qualifications
11        3.12      Governmental Authorizations
12        3.13      Real Property
13        3.14      Owned Personal Property
14        3.15      Personal Property Leases
15        3.16      Title to Real and Tangible Personal Property
16        3.17      Station Contracts
17        3.18      Status of Contracts
18        3.19      Insurance
19        3.20      Employment and Related Agreements
20        3.21      Labor Relations, Etc.
21        3.22      Employee Benefit Plans
22        3.23      Environmental Matters
23        5.5(b)    Continuation of the Company's Business










                    STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 20th day of June, 1995, among TCS TELEVISION, INC., a corporation organized under the laws of the State of Delaware ("Seller"), AVANT DEVELOPMENT CORPORATION, a corporation organized under the laws of the State of Georgia (the "Company"), and THE SPARTAN RADIOCASTING COMPANY, a corporation organized under the laws of South Carolina ("Buyer").
                      W I T N E S S E T H :
     WHEREAS, the Company is the licensee of, and is engaged in the business of operating, television broadcast station WRBL (the "Station"), licensed to serve the City of Columbus, Georgia (such business and operations now being conducted by the Company hereinafter called the "Station Business");
     WHEREAS, Seller owns all issued and outstanding capital stock of the Company; and
     WHEREAS, Buyer desires to acquire from Seller, and Seller desires to sell to Buyer, all of the capital stock of the Company, all on the terms and conditions set forth in this Agreement;
     NOW, THEREFORE, in consideration of the premises and the agreements, representations, and warranties hereinafter set forth and payment of the Purchase Price as set forth in Section 2.4, Buyer, Seller, and the Company hereby agree as follows:
     SECTION 1. Definitions. As used in this Agreement, the following terms shall have the indicated meanings, which meanings shall be applicable, except to the extent otherwise indicated in a definition of a particular term, both to the singular and plural forms of such terms. Any agreement referred to below shall mean such agreement as amended, supplemented, and modified from time to time to the extent permitted by the applicable provisions thereof and by this Agreement.
     "Affiliate" shall mean, with respect to any person, any other person which directly or indirectly controls, is controlled by, or is under common control with such person.
     "Best Efforts" shall mean reasonable good faith efforts but shall in no event require the commencement of litigation against any third party or the payment of any fees to any third party.
     "Business Day" shall mean any weekday on which commercial banks in New York are open. Any action, notice or right which is to be exercised or lapses on or by a given date which is not a Business Day may be taken, given or exercised, and shall not lapse, until the end of the next Business Day.
     "Buyer" has the meaning specified in the first paragraph of this Agreement.
     "Closing" has the meaning specified in Section 2.2.
     "Closing Balance Sheet" has the meaning specified in Section
2.6.
     "Closing Date" has the meaning specified in Section 2.2. "Closing Date Working Capital Amount" means the following, as of the close of business on the Business Day next preceding the Closing Date:
     (a)  the amount of the Company's cash and cash equivalents;
plus
     (b) the amount of the Company's accounts receivable, less an allowance for doubtful accounts; plus
     (c) the amount of the Company's prepaid expenses and other current assets (excluding programming and film contracts); minus
     (d)  the amount of the Company's accounts payable; minus
     (e) the amount of the Company's accrued salary, payroll and wage compensation to employees (other than vacation, severance, sick leave and other similar accruals) ; minus
     (f) the amount of the Company's other accrued current liabilities (excluding current portion of long-term debt and interest on debt, capitalized lease obligations and programming and film contracts); minus
     (g) the amount of any accrued taxes (other than federal, state and local income taxes that are payable by Seller in its consolidated tax returns to be filed in accordance with the first sentence of Section 5.8(a) hereof).
     "Code" shall mean the Internal Revenue Code of 1986, as
amended.
     "Communications Act" shall mean the Communications Act of
1934, as amended.
     "Company" has the meaning specified in the first paragraph of this Agreement.
     "Damages Escrow" has the meaning specified in the Post Closing Escrow Agreement.
     "DOJ" has the meaning specified in Section 5.1(b).
     "Employee Benefit Plans" has the meaning specified in
Section 3.22.
     "Encumbrances" shall mean any lien, claim, charge, security interest, mortgage, pledge, hypothecation, easement, conditional sale or other title retention agreement, defect in title, covenant or other restrictions of any kind or any other arrangement having the practical or legal effect of constituting a security interest with respect to the payment of indebtedness; provided, however, that Encumbrances shall not include any Permitted Encumbrance.
     "Environmental Laws" shall mean any federal, state, or local statute, code, ordinance, rule, regulation, permit, consent, approval, license, judgment, order, writ, judicial decision, memorandum of agreement, common law rule, decree, agency interpretation, injunction or other authorization or requirement whenever promulgated, issued, or modified, relating to: (a) the regulation of wetlands; (b) emissions, discharges, spills, releases or threatened releases of pollutants, contaminants, Hazardous Substances, materials containing Hazardous Substances, or hazardous or toxic wastes into air, surface water, groundwater, treatment works, drains, sewer or septic systems, wetlands, or onto land; or (c) the generation, manufacture, use, handling, treatment, transport, or disposal of Hazardous Substances as defined in or regulated under any federal, state or local law.
     "ERISA" means the Employment Retirement Income Security Act of 1974, as amended.
     "Escrow Agent" has the meaning specified in the first paragraph of the Escrow Agreement.
     "Escrow Agreement" has the meaning specified in Section 2.1. "Escrowed Funds" has the meaning specified in the preamble of the Escrow Agreement.
     "Expense" has the meaning specified in Section 9.1.
     "FCC" shall mean the Federal Communications Commission.
     "FCC Authorizations" shall mean all licenses, permits, and authorizations issued by the FCC which are necessary to entitle Seller and the Company to own and operate the Station and to conduct the Station Business as presently conducted.
     "FCC Consent" shall mean an initial order of or an action by the FCC or its staff acting pursuant to delegated authority consenting to the transfer of the Shares from Seller to Buyer.
     "Financial Statements" has the meaning specified in Section
3.6.
     "FTC" has the meaning specified in Section 5.1(b). "Governmental Authorizations" has the meaning specified in
Section 3.12.
     "Hazardous Substances" shall mean hazardous wastes and hazardous substances as defined or regulated under any Environmental Laws.
     "Improvements Act" has the meaning specified in Section
5.1(b).
     "Loss" has the meaning specified in Section 9.1.
     "1994 Statements" have the meaning specified in Section 3.6. "Noncompete Payment" has the meaning specified in Section
2.4.
     "Noncompetition Agreement" has the meaning specified in
Section 6.2.
     "Permitted Encumbrance" means, (a) Encumbrances imposed by any governmental authority for taxes, assessments or charges not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Company in accordance with generally accepted accounting principles; (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Encumbrances arising in the ordinary course of the Station Business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Company in accordance with generally accepted accounting principles; (c) pledges or deposits in connection with worker's compensation, unemployment insurance and other social security legislation; (d) deposits to secure the performance of any or all of the following: bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of the Station Business; (e) easements, rights-of-way, restrictions and other similar encumbrances on real property incurred in the ordinary course of the Station Business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere in any material respect with the ordinary conduct of the Station Business thereon; (f) all the exceptions to title reflected in Schedule 3.16,; and (g) Encumbrances in an amount of less than Fifty Thousand Dollars ($50,000).
     "Post Closing Escrow Agent" has the meaning specified in the first paragraph of the Post Closing Escrow Agreement.
     "Post Closing Escrow Agreement" has the meaning specified in
Section 2.5.
     "Purchase Price" has the meaning specified in Section 2.4. "Seller" has the meaning specified in the first paragraph of this Agreement.
     "Shares" have the meaning specified in Section 2.3.
     "Side Letter Agreement" has the meaning specified in Section
2.4.
     "Station" has the meaning specified in the second paragraph of this Agreement.
     "Station Business" has the meaning specified in the second paragraph of this Agreement.
     "Station Contracts" has the meaning specified in Section
3.18.
     "Tax Escrow" has the meaning specified in the Post Closing
Escrow Agreement.
     SECTION 2.  Escrow Deposit; Purchase and Sale of Shares.
     2.1 Escrow Deposit. Immediately upon execution of this Agreement by all parties, Buyer shall deposit the amount of One Million Dollars ($1,000,000) with a national bank acceptable to Seller to be held in an interest bearing escrow account, subject to an escrow agreement in the form attached hereto as Exhibit A ("Escrow Agreement"). The Buyer acknowledges that the amount of the Escrowed Funds and interest thereon is the minimum amount of damages that the Seller would suffer as a result of a default hereunder by the Buyer, that the Seller's receipt of the Escrowed Funds and interest thereon shall not constitute a waiver of, or otherwise prejudice, any other legal or equitable rights or remedies that the Seller may have as a result of the Buyer's default, and that in addition to receiving and retaining the amount of the Escrowed Funds and interest thereon the Seller may obtain any further legal and equitable relief (including specific performance), remedies and/or damages to which it may be entitled.
     2.2 Closing Date. Unless this Agreement is terminated pursuant to Section 12 hereof or unless the Closing Date is extended pursuant to Section 7.6 or Section 8.5 hereof, the purchase and sale of the Shares (as such term is defined in
Section 2.3 below) provided for in the Agreement (the "Closing") shall be consummated at the law offices of Tom Watson Brown, Esq., 2180 Tower Place, 3340 Peachtree Road, N.E., Atlanta, Georgia 30326 at 10:00 a.m. Eastern Standard Time on the fifth
(5th) business day after public notice of the FCC Consent, or at such other time and place as shall be agreed upon in writing by Seller and Buyer (such date and time being hereafter called the "Closing Date").
     2.3  Purchase and Sale of the Shares, Consideration.
Subject to the terms and conditions of this Agreement, on the Closing Date, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of the issued and outstanding shares of capital stock of the Company (the "Shares") by completing the deliveries specified in Sections 2.4 and 2.5.
     2.4 Purchase Price. (a) In consideration of the sale of the Shares, Buyer shall pay to Seller, by wire transfer in U.S. dollars in immediately available funds, to the account specified in Section 2.4.(b), on the Closing Date (i) a purchase price (the "Purchase Price") of Twenty Million, Eight Hundred Fifty Thousand Dollars ($20,850,000); (ii) plus or minus, as the case may be, the Closing Date Working Capital Amount, but not more than an aggregate amount of Twenty-One Million, Three Hundred Thousand Dollars ($21,300,000); and (iii) plus or minus, as the case may be, those items specified in the side letter agreement attached hereto as Exhibit B (the "Side Letter Agreement"). In consideration of the Noncompetition Agreement referred to in
Section 6.2, Buyer shall pay to Seller, by wire transfer in U.S. dollars in immediately available funds, to the account specified in Section 2.4(b), on the Closing Date, an amount equal to One Million Five Hundred Thousand Dollars ($1,500,000) (the "Noncompete Payment").
     (b) Funds to be delivered to Seller shall be sent to an account specified by Seller.
     2.5 Pre-Closing and Closing Date Deliveries. (a) At least five (5) Business Days prior to the Closing Date, Seller shall deliver to Buyer a certificate signed by Seller's Chief Financial Officer stating that there has been conducted under his or her supervision a review of all relevant information and data then available and setting forth in reasonable detail Seller's good faith estimation of the Closing Date Working Capital Amount.
     (b) On the Closing Date, Seller shall deliver or cause to be delivered to Buyer:
          (i) stock certificates representing all of the Shares, together with duly executed and witnessed stock powers in blank attached thereto. Buyer and the Company hereby waive any requirement of a signature guarantee;
          (ii) a signed resignation by each of the directors and officers of the Company:
          (iii) all of the documents, instruments, and opinions required to be delivered pursuant to Section 7.
     (c) On the Closing Date, Buyer shall deliver or cause to be delivered to Seller:
          (i) the Purchase Price (based on Seller's estimation of the Closing Date Working Capital Amount) plus the Noncompete Payment, plus or minus those items specific in the Side letter Agreement, minus the Escrowed Funds, all in immediately available funds by wire transfer to Seller's account, such account to be identified in a writing from Seller to Buyer no less than three Business Days prior to the Closing Date;
          (ii) Payment instructions to the Escrow Agent to transfer to Seller the Escrowed Funds as part of the Purchase Price; and
          (iii) all of the certificates and opinions required to be delivered by Buyer under Section 8 hereof.
     (d) On the Closing Date, Seller shall deliver to the Post Closing Escrow Agent the amount of Two Hundred Fifty Thousand Dollars ($250,000) to be held by the Post Closing Escrow Agent as the Damages Escrow under the Post Closing Escrow Agreement in the form of Exhibit C to be executed by the Buyer, the Seller, and the Post Closing Escrow Agent at the Closing. Such Damages Escrow shall be used, to the extent necessary, to satisfy any amount owed by the Seller to the Buyer under Section 2.6(e)(i) hereof and/or Section 9.1 hereof. On the Closing Date, Seller shall also deliver to the Post Closing Escrow Agent the amount of One Million Dollars ($1,000,000) to be held by the Post Closing Escrow Agent as the Tax Escrow under the Post Closing Escrow Agreement. Such Tax Escrow shall be used, to the extent necessary, to satisfy any amount owed by the Seller to the Buyer under Section 6.3(c) hereof.
     2.6 Closing Balance Sheet. (a) Within ninety (90) days after the Closing Date, Seller shall prepare or cause to be prepared a balance sheet of the Company as of the Closing Date (the "Closing Balance Sheet") and final calculation of the Closing Date Working Capital Amount which shall be calculated using the components thereof reflected on the Closing Balance Sheet. Such balance sheet shall be prepared in accordance with generally accepted accounting principles applied on a basis consistent with the balance sheet of the Company as of December 31, 1994.
     (b) During the preparation of the Closing Balance Sheet (i) Buyer shall provide Seller and Seller's authorized representatives during normal business hours with reasonable access to the books, records, facilities and employees of the Company, and cooperate fully with Seller and Seller's authorized representatives, including the provision on a timely basis of all information necessary or useful in preparing the Closing Balance Sheet; and (ii) Seller shall provide Buyer and Buyer's authorized representatives with reasonable access to the books, records, facilities and employees of Seller pertaining to the Company and to the work papers of Seller and Seller's accountants pertaining to the Closing Balance Sheet.
     (c) Within fifteen (15) days after the delivery of the Closing Balance Sheet, the Buyer shall notify the Seller if it objects to any item or items contained in the Closing Balance Sheet or if it believes that the Closing Date Working Capital Amount was not properly calculated based upon the amounts set forth in the Closing Balance Sheet. Such notice shall specify each disputed item, shall contain a reasonably detailed basis for such objection and, if possible, shall set forth a proposed calculation of the disputed items. The failure to provide any such notice during such 15-day period shall be conclusively deemed to be the approval by the Buyer of the Closing Balance Sheet and the calculation of the Closing Date Working Capital Amount.
     (d) In the event of any timely objection by the Buyer pursuant to Section 2.6(c) above, the Buyer and the Seller shall use their good faith efforts to resolve all disputed items for a period of thirty (30) days and, within ten (10) days after the end of such 30-day period, the Buyer and Seller shall submit the disputed items (together with all information necessary or useful for the calculation of the disputed items) for binding arbitration by KPMG Peat Marwick or, if such party is unable or unwilling to act as arbitrator, to another "big 6" accounting firm designated by Buyer and Seller. Such arbitrator shall be instructed to decide such disputed items within thirty (30) days, and the calculation by such arbitrator shall be binding on each of the parties hereto. The fees and expenses of the arbitrator shall be borne fifty percent (50%) by the Buyer and fifty percent (50%) by the Seller.
     (e) Upon the approval or deemed approval by the Buyer of the Closing Balance Sheet and the Closing Date Working Capital Amount, or the resolution of all disputes relating thereto pursuant to Section 2.6(d), above, (i) the Seller shall pay to the Buyer, soley from the Damages Escrow, the amount by which the Closing Date Working Capital Amount estimated by the Seller at the Closing Date exceeded the Closing Date Working Capital Amount, as finally established pursuant to this Section 2.6; or
(ii) the Buyer shall pay to the Seller the amount by which the Closing Date Working Capital Amount estimated by the Seller at the Closing Date was less than the Closing Date Working Capital Amount, as finally established pursuant to this Section 2.6, as the case may be.
     SECTION 3. Representations, Warranties and Agreements of Seller and the Company. As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each of Seller and the Company, jointly and severally, represents and warrants to Buyer and agrees as follows:
     3.1  Organization and Capital Structure of the Company.
(a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia. The Company has full corporate power and authority to carry on the Station Business as now conducted.
     (b) The authorized capital stock of the Company consists of Ten Thousand (10,000) shares of common stock, par value Ten Dollars ($10.00) per share ("Company Common Stock"), of which
202.70 shares are issued and outstanding and the remaining shares are unissued and not reserved for any purpose. Except for this Agreement, there are no agreements, arrangements, options, warrants, calls, rights, or commitments of any character relating to the issuance, sale, purchase, or redemption of any shares of Company Common Stock, except that all such Company Common Stock is pledged to secure certain indebtedness which pledge will, subject to receipt of the approval of the lenders as provided in
Section 8.6 hereof, be released at the Closing. Except for such pledge, no holder of Company Common Stock has any preemptive, stock purchase, or other rights to acquire Company Common Stock. All of the outstanding shares of the Company Common Stock are validly issued, fully paid, and nonassessable and were not issued in violation of any preemptive or similar rights. Except for the above-described pledge, Seller is the record and beneficial owner of 202.70 shares of Company Common Stock.
     3.2 Articles of Incorporation and Bylaws. True and complete copies of the Company's Certificate of Incorporation and all amendments thereto to date, certified by the Secretary of State of the State of Georgia, and its Bylaws, as amended to date. certified by the Secretary of the Company, have been delivered to Buyer.
     3.3 Business. Except as disclosed in Schedule 3.3 hereto, the Company does not engage in any business other than the Station Business.
     3.4 Authority. Each of Seller and the Company has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by Seller and the Company have been duly authorized by Seller and the Company, respectively, and do not require any further authorization or consent by Seller, the Company and their stockholders. This Agreement is the legal, valid, and binding agreement of each of Seller and the Company, enforceable in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, or other laws relating to or affecting the enforcement of creditor's rights generally.
     3.5  Effect of Agreement.  Except as set forth in Schedule
3.5 hereto and in this Section 3.5, and assuming receipt of the FCC Consent and the consents specified in Section 5 and compliance with the Improvements Act, neither the execution nor delivery of this Agreement by Seller or the Company, nor consummation of the transactions contemplated hereby, nor compliance with or fulfillment of the terms and provisions hereof or of any other agreement or instrument contemplated hereby or thereby, will conflict in any material respect with, result in a material breach of the terms or conditions of, or constitute a material default or violation under, (i) the Certificate of Incorporation or the Bylaws of Seller or the Company, (ii) any material agreement or other instrument or restriction to which Seller or the Company is a party or by which it is bound or to which its properties are subject, or (iii) any order, writ, injunction, decree, statute, other law, or regulatory provision affecting Seller or the Company in any material respect.
     3.6 Financial Statements. Schedule 3.6-A hereto contains the unaudited balance sheet and related financial statements of the Station as of December 31, 1994 (the "1994 Statements"), and the unaudited balance sheets and profit and loss statements for the years ended December 31, 1993 and 1992 (collectively, the "Financial Statements"). Schedule 3.6-B hereto contains the audited financial statements of TCS Television Partners, Ltd. and its subsidiaries, including the Company, for the years ended December 31, 1994, 1993 and 1992.
     The Financial Statements contained in Schedule 3.6-A have been prepared in conformity with generally accepted accounting principles in a manner consistent with the audited financial statements, except for footnotes, and such differences as are not material to the information presented therein, and present fairly in all material respects the financial position of the Company as of said dates and for the periods indicated. The audited financial statements referred to in the immediately preceding paragraph present fairly in all material respects the financial position of TCS Television Partners, Ltd. and its subsidiaries, including the Company, as of said dates and for the periods indicated and have been prepared in conformity with generally accepted accounting principles applied on a consistent basis with prior periods.
     3.7  No Undisclosed Liabilities.  Except as set forth in
Schedule 3.7 hereto, the Company is not aware of any material liability, absolute or contingent, which is either not shown or which is in excess of amounts shown or reserved for in the Financial Statements or otherwise disclosed in the Agreement or reflected in or contemplated by the Schedules to this Agreement.
     3.8  Operations Since Financial Statements Date.
(a)  Except as set forth in Schedule 3.8(a) hereto and subject to
Section 4.10 hereof, between December 31, 1994 and the date of this Agreement, there has been no material adverse change in the Station Business or the operations of the Company, other than changes affecting the industry generally, changes resulting from the transactions contemplated by this Agreement, or changes resulting from conditions known to Buyer prior to the date hereof.
     (b) Except as set forth in Schedule 3.8(b) hereto or as provided herein, since December 31, 1994, the Company has conducted the Station Business only in the ordinary course and in conformity with past practice in all material respects.
     3.9 Taxes. Except as set forth in Schedule 3.9 hereto, the Company has, in respect of the Station Business, filed all federal, state, county, and local income, excise, withholding, property, sales, use, franchise, and other tax returns which are required to be filed and has paid all taxes which were shown as due pursuant to such returns or pursuant to any assessment which has become payable. Except as set forth in Schedule 3.9 hereto, monies required to be withheld by the Company from its employees for income taxes, social security, and other payroll taxes have been collected or withheld, and either paid to the respective governmental agencies, set aside in accounts for such purpose, or accrued, reserved against, and entered upon the books of Seller.
     3.10 Litigation. Except as disclosed in Schedule 3.10 hereto, there is no material action, suit or proceeding pending
(i) against Seller or the Company which restrains or prohibits or otherwise challenges the legality or validity of the transactions contemplated hereby or (ii) against the Company which could adversely affect the Station Business in any material respect.
     3.11 FCC Qualifications. Seller warrants that, to the best of its knowledge, the Company has not violated and is not in default under any provision of the Act or any applicable order, rule or regulation of the FCC in any respect which would materially adversely affect the FCC Licenses or result in the issuance by the FCC of a notice of violation or apparent liability or order to show cause. Seller warrants that the Station is operated in material compliance with the terms of the FCC Licenses, the Act and applicable rules, regulations and policies of the FCC.
     3.12 Governmental Authorizations. Schedule 3.12 hereto sets forth a list and brief description of all governmental licenses, franchises, permits, privileges, immunities, approvals, and other authorizations which are held by the Company in the conduct of the Station Business substantially as currently conducted, including the FCC Authorizations (herein collectively called the "Governmental Authorizations"). For the purposes of this Agreement, the term "Governmental Authorizations" shall not be deemed to include any incidental licenses, permits, and other authorizations which would be readily obtainable by a qualified applicant without undue burden in the event of any lapse, termination, cancellation, or forfeiture thereof.
     True and complete copies of the Governmental Authorizations have been delivered to Buyer. No notice of cancellation, of default, or of any material dispute concerning any Governmental Authorization, or of any event, condition, or state of facts described in the preceding sentence, has been received by, or is known to, Seller or the Company. Except as set forth in Schedule
3.12 hereto, each of the Governmental Authorizations is in full force and effect and will continue in full force and effect.
     3.13 Real Property. Schedule 3.13 contains a brief description of each parcel of real property owned by the Company and used in the conduct of the Station Business
     3.14 Owned Personal Property. Schedule 3.14 contains a brief description of the tangible personal property (including equipment, furniture, fixtures, machinery, and vehicles) which is owned by the Company as of the date hereof.
     3.15 Personal Property Leases. Schedule 3.15 contains a brief description of each lease under which the Company is (i) lessee of any machinery, equipment, vehicle, or other tangible personal property owned by a third party, or (ii) lessor of any machinery, equipment, vehicle, or other tangible personal property owned by the Company.
     3.16 Title to Real and Tangible Personal Property. The Company has good and marketable title to all of the real property listed in Schedule 3.13 and to all buildings and other improvements thereon, in each case subject to no Encumbrances, except (i) as set forth in Schedule 3.16 hereto, (ii) Permitted Encumbrances, and (iii) for such imperfections of title or Encumbrances which do not materially detract from the value or materially interfere with the use of such properties in the conduct of the Station Business. The Company has good title to all of the other assets material to the conduct of the Station Business, subject to no Encumbrances, except for Permitted Encumbrances and except as set forth in Schedule 3.16 hereto.
     3.17 Station Contracts.  Except as set forth in Schedule
3.17 hereto, and any other Schedule or Exhibit hereto, the Company is neither a party to nor bound by:
     (a)  any contract for the purchase, sale or lease of real
property;
     (b) any contract for the purchase of supplies, equipment, replacement parts, or other tangible personal property which Seller reasonably anticipates will require the expenditure of more than Fifty Thousand Dollars ($50,000) in 1995 or in any year thereafter;
     (c) any contract for the lease of personal property from third parties which the Company reasonably anticipates will involve annual rental payments in excess of Fifty Thousand Dollars ($50,000) in 1995 or in any year thereafter;
     (d) any contract for the right to broadcast filmed or taped programming which the Company reasonably anticipates will involve annual license fee payments in excess of Fifty Thousand Dollars ($50,000) in 1995 or in any year thereafter;
     (e) any contract for the sale of advertising time valued in excess of Fifteen Thousand Dollars ($15,000), based on the Company's rate cards, wherein the consideration to be received by the Company does not consist solely of money;
     (f) any other written contract, agreement, commitment, understanding or instrument which is material to Seller or the Station Business; or
     (g)  any contract not made in the ordinary course of
business.
     3.18 Status of Contracts.  Except as set forth in Schedule
3.18 hereto or in any other Schedule or Exhibit hereto, each of the leases, contracts, and other agreements listed in Schedules 3.15, 3.17, and 3.20 (collectively, the "Station Contracts"), is in full force and effect. The Company has fulfilled and performed in all material respects its obligations under each of the Station Contracts, and the Company has received no written claim that (i) it is in breach or default under any of the Station Contracts or (ii) there is a basis for termination of any of the Station Contracts, and, to the knowledge of each of Seller and the Company (except as described in Schedule 3.18 hereto), no other party to any of the Station Contracts has materially breached or defaulted thereunder, no event has occurred, and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by the Company or, to the knowledge of Seller or the Company, by any such other party. Complete and correct copies of each of the Station Contracts have been delivered to Buyer.
     3.19 Insurance. Schedule 3.19 hereto sets forth a list of all policies of insurance maintained, owned, or held by the Company or maintained for the benefit of the Company. The Company shall cause such insurance policies or comparable policies to be kept in full force and effect through the Closing Date.
     3.20 Employees and Related Agreements. Except as disclosed in Schedule 3.20 hereto, the Company is not party to or bound by any oral or written (i) employee collective bargaining agreement, employment agreement (other than employment agreements terminable by the Company without premium or penalty on notice of thirty
(30) days or less under which the only monetary obligation of the Company is to make current wage, salary, bonus, or commission payments and provide current fringe benefits), consulting, advisory or service agreement, deferred compensation agreement, confidentiality agreement, or covenant not to compete; (ii) contract or agreement (other than indemnification arrangements set forth in the Seller's and Company's charters and bylaws) with any officer, director, stockholder, employee, agent, or attorney-in-fact; or (iii) employees' pension, profit-sharing, stock option, bonus, incentive, stock purchase, welfare, life insurance, hospital or medical plan, or any other employee benefit agreement or plan.
     3.21 Labor Relations, Etc.  Except as disclosed in Schedule
3.21 hereto, the Company has withheld federal and state taxes, FICA and Medicare from the wages or salaries of its employees and is not liable for any material arrears of wages, or any material payroll taxes or withholdings, or penalties for failure to comply with any of the foregoing. Except as set forth in
Schedule 3.21 hereto, (i) there are no unfair labor practice or discrimination complaints pending against the Company before any federal or state board or any arbitrator; (ii) there are no existing labor strikes, or, to the knowledge of the Company or the Seller, disputes, grievances, controversies, or other labor troubles affecting the Company; (iii) there are no pending representation questions respecting the employees of the Company; and (iv) there are no collective bargaining agreements binding upon the Company.
     3.22 Employees Benefit Plans, Etc. Schedule 3.22 hereto contains a true and complete list of each "employee benefit plan" (as such term is defined in Section 3(3) of ERISA), now maintained by the Company or to which the Company contributes or is required to contribute (such plans hereinafter referred to as the "Employee Benefit Plans").
     3.23 Environmental Matters.  Except as disclosed on Schedule
3.23 hereto, (i) the Company has not been identified in any litigation, administrative proceeding, or investigation as a responsible party for any liability under any Environmental Laws with respect to the discharge and removal of Hazardous Substances; (ii) the Company is not subject to any order from or agreement with any governmental authority under any Environmental Laws; (iii) the Company has not filed or received any notice under any Environmental Laws relating to the release of Hazardous Substances; (iv) the Company, to the best of its knowledge, is in compliance with all federal, state and local laws, rules and regulations relating to environmental protection; and (v) the Company, to the best of its knowledge, has not disposed, released, buried or placed hazardous or toxic substances, pollutants, contaminants, petroleum, gas products or asbestos-containing materials (as any of such terms may be defined under federal, state or local law, rule or regulation) in quantities that violate applicable law on, in, at or about any of the Company's real property described in Schedule 3.13.
     3.24 Subsidiaries. The Company has no subsidiaries and no equity interests in any other business entity.
     3.25 Brokers and Finders. Neither Seller nor the Company nor any party acting on behalf of either of them has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement, other than Furman Selz, Incorporated, payment of whose fees and commissions are the sole responsibility of Seller.
     SECTION 4. Representations, Warranties and Agreements of Buyer. As an inducement to each of Seller and the Company to enter into this Agreement and to consummate the transactions contemplated herein, Buyer hereby represents and warrants to each of Seller and the Company and agrees as follows:
     4.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of South Carolina.
     4.2 Authority. Buyer has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery, and performance of this Agreement by Buyer has been duly authorized by the Board of Directors of Buyer and does not require any further authorization or consent by Buyer or its stockholders. This Agreement is the legal, valid, and binding agreement of Buyer enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, or other laws relating to or affecting the enforcement of creditor's rights generally.
     4.3 Effect of Agreement. Neither the execution nor the delivery of this Agreement by Buyer, nor consummation of the transactions contemplated hereby, nor compliance with or fulfillment of the terms and provisions hereof or of any other agreement or instrument contemplated hereby, will conflict in any material respect with, result in a material breach of the terms or conditions of, or constitute a material default or violation under, the Articles of Incorporation or the Bylaws of Buyer, any agreement or other instrument or restriction to which Buyer is a party or any of its properties is subject or by which it is bound, or any order, writ, injunction, decree, statute, other law or regulatory provision affecting Buyer in any material respect, except that the FCC Consent is required and a filing under the Improvements Act is required.
     4.4 Litigation. No action, suit or proceeding has been instituted to restrain or prohibit or otherwise challenge the legality or validity of the transactions contemplated hereby.
     4.5 Buyer's FCC Qualifications. Buyer knows of no facts or circumstances that would, under existing law and the existing rules, regulations, and practices of the FCC, disqualify it as transferee of the Shares or as the owner or operator of the Station; provided, however, the parties acknowledge the necessity to request waiver of the FCC's duopoly rule as a result of the de minimis Grade B overlap between WRBL and WMBB.
     4.6 Brokers and Finders. Neither Buyer nor any party acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.
     4.7 Sources of Information, Etc. Buyer acknowledges that it must conduct its own investigation of the business and affairs of the Company; that it may not rely on any information provided by a party other than the Company, the Seller, or their authorized representatives; and that by accepting receipt of and making payment for the Shares, Buyer shall be deemed to have received all the information that it requested from the Company and the Seller and all the information that it required to make an informed decision regarding the purchase of the Shares.
     4.8 Bona Fide Purchaser. Buyer is not aware of any adverse claims against Seller's ownership of the Shares.
     4.9 Investment Representation. Buyer represents, warrants and covenants that it is purchasing the Shares for investment only and not with a view to the distribution, resale or other transfer thereof, and Buyer agrees that it will not participate, directly or indirectly, in any distribution, resale or other transfer of the Shares, or any underwriting of any such undertaking, unless the distribution, resale or other transfer of the shares has been registered pursuant to the Securities Act of 1933, as amended, (the "Securities Act") or pursuant to an exemption from the registration requirements of the Securities Act. Buyer acknowledges that the transfer of the Shares to Buyer has not been registered pursuant to the Securities Act in reliance upon the exemption from such registration provisions set forth in Section 4(l) of the Securities Act, and that the Shares constitute "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act ("Rule 144").
Buyer understands that the availability of the foregoing exemption depends upon the Buyer's intent with respect to future disposition of the Shares, and Buyer acknowledges that the Seller is relying upon this Section 4.9 as a representation of Buyer's intent.
     4.10 Tangible Assets. Buyer hereby acknowledges that it has had the opportunity to examine the Company's tangible assets and properties and agrees that, except as specifically set forth in Sections 3.13, 3.14, 3.15, 3.16 and 3.23, it is purchasing such assets and properties on an "AS IS; WHERE IS" basis without representation or warranty.
     SECTION 5. Actions Prior to Closing Date. The parties covenant to take the following actions between the date hereof and the Closing Date:
     5.1 FCC Consent, Improvements Act. (a) (i) Buyer, Seller, and the Company will file with the FCC applications and exhibits for FCC Consent to transfer of the Shares from Seller to Buyer, together with all information, surveys, data, exhibits, resolutions, and statements or other materials necessary and proper in connection with such applications within ten (10) days of the execution of this Stock Purchase Agreement. Buyer, Seller, and the Company further agree to prepare and file expeditiously any amendments to their respective portions of such applications whenever such amendments are requested by the FCC or required by the rules of the FCC in order to maintain the continuing accuracy and completeness of the statements contained in the applications. Copies of any amendments, filings, or correspondence pertaining to the applications filed by one party shall be mailed simultaneously to the other party. To the extent any person or entity not a party to this Agreement shall contest or take any action to contest, object to, or interfere with the transfer of the Shares to Buyer, Buyer, Seller, and the Company shall cooperate to the extent deemed necessary or appropriate in Seller's opinion to resolve such objection, including making vigorous opposition thereto; and (ii) except as expressly provided herein, each party shall be responsible for and bear the expenses incurred by it in the preparation, filing, and prosecution of its respective portions of the applications, and all fees paid to the FCC in connection with the filing of the applications shall be borne equally by Seller and Buyer.
     (b) As promptly as practicable after the date hereof, but in any event not later than the thirtieth (30th) day following the date hereof, Buyer shall file with the Federal Trade Commission ("FTC") and the Antitrust Division of the Department of Justice ("DOJ") the notifications and other information required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Improvements Act"), or any rules and regulations promulgated thereunder, with respect to the transactions contemplated hereby, and Seller shall file (or cause its ultimate parent to file, as applicable) the information required in response thereto as promptly as practicable thereafter. Each party warrants that all such filings by it or its ultimate parent will be, to the best of their knowledge and belief, as of the date filed, true and accurate in all material respects and in accordance with the requirements of the Improvements Act and any such rules and regulations. Each of Buyer and Seller agrees to make available to the other such information as each of them or its ultimate parent may reasonably request relative to its business, assets, and property (including, in the case of the Company, the Station Business) and to file (or cause their ultimate parents to file, as applicable) any additional information requested by such agencies under the Improvements Act and any such rules and regulations.
     5.2 Consents. Buyer, Seller, and the Company shall cooperate in using their Best Efforts to obtain the consents from parties to the Station Contracts which are required to be obtained by the terms thereof, this Agreement, or otherwise for the due and punctual consummation of the transactions contemplated under this Agreement.
     5.3 Investigation of the Company's Corporate and Financial Records. (a) Each of Seller and the Company shall provide to the officers, employees, and authorized representatives of Buyer (including, without limitation, independent public accountants and attorneys) reasonable access, during normal business hours and upon reasonable advance notice, to the corporate, financial, and accounting records of the Company to the extent Buyer shall deem reasonably necessary or desirable and shall furnish or cause to be furnished to Buyer or its authorized representatives such additional information concerning the Company as shall be reasonably requested and which Seller or the Company can obtain or cause to be obtained without unreasonable effort or expense (unless Buyer agrees to bear such expense and such information can be obtained without unreasonable effort on the part of Seller or the Company). Buyer agrees that such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the Company's business. Any interview or discussion with officers, employees, viewers, or advertisers of the Company or parties to Station Contracts will be arranged by Seller or the Company at Buyer's reasonable request and on terms mutually agreeable to Buyer, Seller, and the Company, and Seller shall have the right to have a management representative of Seller present at all interviews of Company personnel.
     (b) Buyer agrees that, having received such access, should the transaction not close within the time periods provided for herein, Buyer will return all information and all copies of all documents it obtains regarding Seller, the Company, or the Station to Seller and not use such information for any purpose for thirty-six (36) months from the date hereof and will not solicit or seek to hire any officer, employee, or commission salesperson of Seller or the Company for a like period.
     5.4 Preserve Accuracy of Representations and Warranties. Except with the prior written consent of the other party, each of the parties hereto shall refrain from knowingly taking any action which would render any representation or warranty contained in Sections 3 or 4 hereof inaccurate in any material respect as of the Closing Date. If, prior to the Closing Date, Buyer learns of any material breach of warranty or inaccuracy of any representation of Seller or the Company herein, Buyer shall so notify both Seller and the Company promptly, and in all events prior to the Closing. Failure to so notify Seller and the Company shall be deemed a waiver by Buyer of its right to allege such breach or inaccuracy in any action against Seller following the Closing, and Closing shall constitute a waiver.
     5.5 Continuation of the Company's Business. (a) From the date hereof until the Closing Date, each of Seller and the Company, subject in each case to Section 5.7 and to the extent consistent with prudent business practices, shall use its Best Efforts to cause the Company to (i) continue to operate the Station in the ordinary course, in the public interest, and in conformity with the FCC Authorizations and the Communications Act of 1934, as amended, and the rules and regulations thereunder;
(ii) preserve for the Station all existing contracts, accounts, advertisers, suppliers, franchising authorities, and other business relationships, audiences, and goodwill; (iii) enter only into such transactions as are in the ordinary course of business consistent with prior practices and as a careful and prudent business and FCC licensee would; (iv) maintain the assets and the properties of the Company in their current or better condition;
(v) maintain its books in the usual, regular, and ordinary course on a basis consistent with prior years; and (vi) preserve the Company's business organization.
     (b) Subject in each case to Section 5.7, from the date hereof until the Closing, neither Seller nor the Company shall
(i) make any material change in the business or operations of the Station; (ii) enter into any contract, agreement, or understanding that is not in the ordinary course of business and which involves the payment of more than Two Hundred Fifty Thousand Dollars ($250,000) per annum, or which is not terminable without penalty on no more than thirty (30) days notice; (iii) except in the ordinary course of business cancel, amend, modify, or extend any Governmental Authorizations or any contract listed in Schedule 3.12; (iv) place any Encumbrance on any asset material to the Station Business; (v) sell, lease, transfer, or otherwise dispose of any asset material to the Station Business, except as provided for in this Agreement and for personal property sold or otherwise disposed of in the ordinary course of business; (vi) except as provided in Schedule 5.5(b), increase or otherwise change the rate or nature of the compensation payable or to become payable by the Company to any officer or employee (excluding all commission salespersons) of the Company, except for any increase in Station employee compensation equal to ten percent (10%) of such compensation prior to such increase, in the ordinary course of business and except pursuant to any existing Plan or written agreement with such employee; (vii) solicit, negotiate or agree to any merger, acquisition, reorganization, or business combination involving the Company or any sale of the Shares or all or substantially all of the Company's assets;
(viii) amend, modify or repeal the Certificate of Incorporation or Bylaws of the Company, in whole or in part; (ix) incur any long-term debt or capitalized lease that is not in the ordinary course of business and which is in an amount in excess of One Hundred Thousand Dollars ($100,000); or (x) otherwise knowingly take any action which may materially adversely affect the property, assets, business, operations, financial condition, or prospects, of the Company, in each case without prior written notification to Buyer.
     (c) Nothing contained in this Agreement shall give Buyer any right to control or influence in any way the programming or operations of the Station prior to the Closing. The Company will remain the sole owner and operator of, and shall control, the Station as required by FCC rules and regulations until such time as the sale and purchase is consummated, and Seller shall retain full right to vote the Shares.
     5.6 Elimination of Intercompany Debt. Between the date hereof and the Closing Date, Seller and the Company will eliminate any and all indebtedness owed to the Company by any Affiliate of the Company or owed by the Company to any Affiliate of the Company.
     5.7 Payment of Debt by Seller and the Company. Notwithstanding any other provision of this Agreement, Buyer acknowledges that each of the Seller and the Company may pay or prepay (and the Company may dividend to the Seller amounts to be used for the payment or prepayment of) any principal of, or interest on, any of its or their outstanding indebtedness (including, without limitation, intercompany debt) on or prior to the Closing.
     5.8 Preparation and Filing of Returns. (a) Seller shall cause to be prepared and filed on a timely basis all federal, state and local income tax returns of or which include the Company and which are filed on a consolidated, combined, unitary, or similar basis with affiliates of the Company which include the period ending on the Closing Date, and Seller shall be responsible for all tax liability reflected thereon and shall have the benefit of any tax item reflected thereon. Buyer shall cause to be prepared and filed on a timely basis all tax returns of the Company that are due after the Closing Date other than returns referred to in the immediately preceding sentence, and Buyer or the Company shall be responsible for all tax liability reflected thereon and shall have the benefit of any tax item reflected thereon.
     (b) to Section 2.3 hereof, neither the Company nor the Buyer will cause any election to be made, accounting method to be adopted or reporting position to be taken by, or with respect to, the Company on a tax return that is inconsistent with any election, accounting method or reporting position previously made, elected or taken by, or with resect to, the Company on a return filed by the Seller or to be filed by the Seller pursuant to the first sentence of Section 5.8(a) above, unless Seller shall provide its written consent. Buyer shall not file, and it will cause the Company not to file, any amended return or claim for refund for the Company relating to a return filed by the Seller or required to be filed by the Seller pursuant to the first sentence of Section 5.8(a) above, unless directed to do so by Seller.
     (c) Seller and Buyer each agree to furnish or cause to be furnished to the other, upon request and on a timely basis, such information (including access to books and records) and assistance relating to the Company as is reasonably necessary to complete and file any tax return, respond to audits, obtain refunds, verify issues, negotiate settlements with tax authorities, or defend or prosecute tax claims.
     (d) If the Seller or the Company (i) shall have paid, prior to the Closing, estimated taxes for any pre-Closing tax period in excess of the actual tax liability for such period, or (ii) is otherwise entitled to a refund (whether directly or indirectly through a right of offset or credit) of taxes for a pre-Closing tax period, Buyer shall, upon Seller's written request and at Seller's reasonable expense, prepare and prosecute such claim for refund, subject to Seller's review, and shall pay to Seller the amount of such refund of estimated taxes or other taxes at the time that Buyer or the Company receives a cash refund (or receives the benefit of a refund through a right of offset or credit).
     5.9 401(k) Plan. A 401(k) Profit Sharing Plan (the "401(k) Plan") is maintained for the benefit of employees of the Station. If an employee of the Station who participates in the 401(k) Plan (a "401(k) Employee") is entitled to and receives an "eligible rollover distribution" (as defined under Section 402(c)(4) of the Code and the regulations promulgated thereunder) from the 401(k) Plan, Buyer shall permit such 401(k) Employee to rollover (whether by direct or indirect rollover, as selected by such employee) his or her eligible rollover distribution from the 401(k) Plan to the Buyer's retirement plan qualified under
Section 401(a) of the Code ("Buyer's Plan"). Buyer's Plan shall not impose any waiting periods, service requirements or other limitations that would prohibit any 401(k) Employee from rolling over an eligible rollover distribution from the 401(k) Plan into Buyer's Plan at any time following the Closing Date. The Seller and Buyer shall cooperate with each other (and cause the trustees of the 401(k) Plan and Buyer's Plan to cooperate with each other) with respect to the rollover of the distributions to the 401(k) Employees.
     SECTION 6.  Additional Agreements.
     6.1 Taxes and Expenses. (a) All costs of transferring the Shares, including recordation, transfer, documentary, excise, sales or use taxes or fees, shall be become fifty percent (50%) by the Buyer and fifty percent (50%) by the Seller, it being understood that the foregoing use of the term "fees" means fees directly related to a transfer of capital stock and does not include governmental filing fees required in connection with filings referred to elsewhere in this Agreement.
     (b) Except with respect to the costs and expenses provided for in Section 5.1(a)(ii) and 6.1(a), each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel, accountants, brokers, or finders.
     6.2 Noncompetition Agreement. At the Closing, Seller shall execute and deliver to the Buyer a noncompetition agreement in the form annexed hereto as Exhibit D. As full consideration for the noncompetition agreement, Buyer shall pay to Seller the amount of One Million Five Hundred Thousand Dollars ($1,500,000).
     6.3 Certain Tax Matters. (a) In order that there shall be available (subject to the limitations of Section 382 of the Code) to the Company following the Closing the portion of the consolidated net operating loss of the Seller affiliated group that is attributable to the Company, as provided for in Section 1.1502-79 of the Treasury consolidated return regulations, Seller shall not elect under Section 1.1502-20(g) of those regulations to reattribute to itself any portion of the net operating loss attributable to the Company.
     (b) Under Section 5.6 hereof liabilities of the Company to related persons are to be eliminated prior to the Closing. The elimination of those liabilities shall be denominated on the books and records of the Company and the related persons as contributions to capital.
     (c) The consolidated federal income tax returns of the Seller for the years ended October 31, 1991 and 1992 (the "Audit Years") are currently being audited by the Internal Revenue Service ("IRS"). Two of the issues under review are the deductibility of payments for a covenant-not-to-compete given by the seller of the shares of the Company (the "Covenant Payments") and the deductibility of the accrual of certain consulting payments due to an affiliate of the Company (the "Consulting Payments"). Seller shall control the audit (or any litigation relating thereto), shall deal exclusively with the IRS with respect to the audit (or such litigation), and may settle the audit (or such litigation) on any terms that the Seller determines in its sole discretion. Buyer shall cooperate with Seller in all reasonable respects and provide reasonable access to Seller to the books and records of the Company in connection with such audit or litigation. Upon settlement of the audit or final resolution of such litigation (or, if later, 120 days after the close of the Seller's taxable year including the Closing), Seller's accountants shall determine the net operating loss of the Company as of the time when the Company ceased to be included in Seller's consolidated federal income tax return. which shall be based on the net operating loss shown on Seller's consolidated federal income tax return for that year, adjusted to give effect to the assumption that any deductions taken with respect to the Covenant Payments or the Consulting Payments for years after the Audit Years are disallowed to the same extent as the Covenant Payments or the Consulting Payments were disallowed for the Audit Years as a result of the audit (or litigation) (as so adjusted, the "Company Separate NOL"). For example, if 25% of the Covenant Payments during the Audit Years and 50% of the Consulting Payments during the Audit Years were disallowed as a result of the audit (or litigation), then the Company Separate NOL shall be redetermined assuming that 25% of the Covenant Payments and 50% of the Consulting Payments are not deductible. Seller shall promptly provide to Buyer Seller's accountant's calculation of the Company Separate NOL.
     Within thirty (30) days after the delivery to Buyer of the calculation of the Company Separate NOL, the Buyer shall notify the Seller if it believes that the Company Separate NOL was not properly calculated. Such notice shall contain a reasonably detailed basis for such objection and, if possible, shall set forth a proposed calculation of the Company Separate NOL. The failure to provide any such notice during such 30-day period shall be conclusively deemed to be the approval by the Buyer of the Company Separate NOL.
     In the event of any timely objection by the Buyer pursuant to the previous paragraph, the Buyer and the Seller shall use their good faith efforts to resolve the dispute for a period of thirty (30) days, and within ten (10) days after the end of such 30-day period, the Buyer and Seller shall submit the dispute (together with all information necessary or useful for the calculation of the Company Separate NOL) for binding arbitration by KPMG Peat Marwick or, if such party is unable or unwilling to act as arbitrator, to another "big 6" accounting firm designated by Buyer and Seller. Such arbitrator shall be instructed to decide such dispute within thirty (30) days, and the calculation by such arbitrator shall be binding on each of the parties hereto. The fees and expenses of the arbitrator shall be become 50% by the Buyer and 50% by the Seller. Upon the approval or deemed approval by the Buyer of the calculation of the Company Separate NOL, or the resolution of any dispute relating thereto pursuant to the preceding sentences, the Seller shall pay to the Buyer, solely from the Tax Escrow, an amount equal to 35% of the amount, if any, by which the amount of the Company Separate NOL is less than Two Million Dollars ($2,000,000).
     (d) Upon any settlement of the audit or final resolution of any related litigation referred to in Section 6.3(d) hereof after the Closing, the Seller shall pay to the Buyer, solely from the Tax Escrow, an amount equal to any tax payment, plus penalties and interest thereon, required to be made by the Company as a result of such settlement or resolution.
     (e) Upon payment of any amounts payable to the Buyer pursuant to Sections 6.3(c) and (d) above, any remaining amount in the Tax Escrow shall be returned to the Seller.
     SECTION 7. Conditions Precedent to Obligations of Buyer. The obligations of Buyer under this Agreement shall, at the option of Buyer, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:
     7.1 No Misrepresentation or Breach of Covenants and Warranties. (a) The representations and warranties of Seller and the Company contained in Section 3 of this Agreement shall be true and correct in all material respects on the Closing Date as though made on the Closing Date (except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer or any transaction permitted by Section 5.5 hereof); the Seller and the Company shall have performed in all material respects their covenants to be performed hereunder on or prior to the Closing; and there shall have been delivered to Buyer a certificate or certificates to such effect, dated the Closing Date, signed on behalf of Seller by its president or any of its vice presidents and on behalf of the Company by its president or any of its vice presidents.
     (b) Seller and the Company shall have the right to amend or supplement any schedule to this Agreement prior to Closing without the consent of Buyer, and the related representation or warranty of Seller and the Company shall be deemed to refer to such schedule, as so amended or supplemented, for purposes of any action brought or claim asserted by Buyer against Seller after the Closing, whether such action or claim is brought pursuant to
Section 9 or otherwise.
     7.2 Corporate Action. (a) Each of Seller and the Company shall have taken all corporate action necessary to approve the transactions contemplated by this Agreement, and each of Seller and the Company shall have furnished Buyer with certified copies of resolutions adopted by the Board of Directors of Seller and the Company, in form and substance satisfactory to counsel for Buyer, in connection with such transactions.
     (b) Seller shall not consolidate with or merge with or into, or transfer all or substantially all of its assets to, any person. The Seller shall not dissolve, liquidate its assets, or otherwise cease its corporate existence in a manner not referred to in the preceding sentence.
     7.3 FCC Consent; Improvements Act. Public notice of the FCC Consent without condition materially adverse to Buyer shall have been issued, and any applicable notice period relevant to any required notification under the Improvements Act shall have expired (or been terminated) without objection (or with any such objection having been withdrawn or resolved) by the FTC or the DOJ.
     7.4 Opinions of Counsel to Seller and the Company. Buyer shall have received (i) a favorable opinion of Proskauer Rose Goetz & Mendelsohn LLP, counsel to Seller and the Company, in the form of Exhibit E-1 hereto, addressed to Buyer and dated the Closing Date; and (ii) a favorable opinion of Wiley, Rein and Fielding, special FCC counsel to Seller and the Company, in the form of Exhibit E-2 hereto, addressed to Buyer and dated the Closing Date.
     7.5 No Material Adverse Changes. Between the date hereof and the Closing Date, there shall have been no material damage, fire, flooding, taking, loss, or similar adverse change in, to or of the assets or properties of the Company which materially interferes with the operation of the Station Business substantially as currently conducted; provided that if there shall occur after the date hereof and prior to the Closing any such material adverse change in the assets or properties of the Company which is not remedied prior to the Closing, and such damage materially interferes with the operation of the Station Business as currently conducted, Seller shall promptly notify Buyer in writing of any such occurrence, and, within ten (10) Business Days after receipt of such notice, Buyer shall elect either (i) to consummate the transactions contemplated by this Agreement, or (ii) to terminate this Agreement. Buyer's right to such election shall be deemed waived by failure of Buyer to give such notice within such ten-day period. If Buyer elects to consummate the transactions contemplated by this Agreement, there shall be no diminution of the Purchase Price, and all insurance proceeds payable as a result of the occurrence of the event resulting in loss or damage to the property as aforesaid (to the extent not used to repair such assets or properties) shall be delivered, or the rights thereto assigned, to Buyer at Closing.
     7.6 Notice of Failure to Satisfy Condition and Cure Period. For the purposes of this Section 7, the conditions set forth in Sections 7.1 through 7.5 shall be deemed conclusively to have been satisfied unless Buyer gives written notice to Seller after receipt of the FCC Consent and prior to or on the Closing Date of the condition or conditions which have not been satisfied, specifying the manner in which such condition or conditions have not been satisfied. In the event that such notice is provided to Seller, then notwithstanding any other provision of this Agreement, Seller shall have thirty (30) Business Days within which to satisfy the condition or conditions alleged to have been not satisfied, and, if such condition or conditions are satisfied within such 30-day period, the Closing shall take place in the manner described in Section 2.2 on the tenth (10th) business day following the satisfaction of such condition or conditions and, for all purposes of this Agreement, such date shall be deemed to be the Closing Date.
     SECTION 8. Conditions Precedent to Obligations of Seller and the Company. The obligations of each of Seller and the Company under this Agreement shall, at the option of each of Seller and the Company, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:
     8.1 No Misrepresentations or Breach of Covenants and Warranties. Each of the representations and warranties of Buyer contained in Section 4 of this Agreement shall be true and correct in all respects on the Closing Date as though made on the Closing Date (except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Seller and the Company or any transaction contemplated by this Agreement); the Buyer shall have performed in all material respects its covenants to be performed hereunder on or prior to the Closing; and there shall have been delivered to Seller and the Company a certificate or certificates to such effect, dated the Closing Date, signed on behalf of Buyer by its president or vice chairman.
     8.2 Corporate Action. Buyer shall have taken all corporate action necessary to approve the transactions contemplated by this Agreement, and Buyer shall have furnished Seller and the Company with certified copies of resolutions adopted by the Board of Directors of Buyer, in form and substance satisfactory to Seller and the Company, in connection with such transactions.
     8.3 FCC Consent; Improvements Act. Public notice of the FCC Consent shall have been issued, and any applicable notice period relevant to any required notification under the Improvements Act shall have expired (or been terminated) without objection by the FTC or the DOJ.
     8.4 Opinion of Counsel to Buyer. Seller and the Company shall have received a favorable opinion of counsel to Buyer in the form of Exhibit F hereto, addressed to Seller and the Company and dated the Closing Date.
     8.5 Notice of Failure to Satisfy Condition and Cure Period. For the purposes of this Section 8, the conditions set forth in Sections 8.1 through 8.4 shall be conclusively deemed to have been satisfied unless Seller gives written notice to Buyer after receipt of the FCC Consent and prior to or on the Closing Date of the condition or conditions which have not been satisfied, specifying in detail the manner in which such condition or conditions have not been satisfied. In the event that such notice is provided to Buyer, then notwithstanding any other provision of this Agreement, Buyer shall have thirty (30) Business Days within which to satisfy the condition or conditions alleged to have been not satisfied, and, if such condition or conditions are satisfied within such 30-day period, the Closing shall take place in the manner described in Section 2.2 on the tenth (10th) business day following the satisfaction of such condition or conditions, and for all purposes of this Agreement such date shall be deemed to be the Closing Date.
     8.6 Receipt of Consent of Lender. All necessary consents to the Closing of the transactions contemplated by this Agreement shall have been received from the Company's and Seller's lenders, and such lenders shall have released all Encumbrances in their favor on the Shares.
     SECTION 9.  Indemnification.
     9.1 Indemnification by Seller. Seller agrees to indemnify and hold harmless Buyer and its Affiliates, successors, and assigns, and their respective officers, directors, and employees ("Indemnified Buyer Parties"), from and against. and to pay any and all (a) liabilities, losses, costs, or damages ("Loss") and
(b) reasonable attorneys' and accountants' fees and expenses, court costs, and all other out-of-pocket expenses ("Expense") incurred by any of them in connection with or arising from (1) any failure of the Company (prior to the Closing) or Seller to perform any of its obligations in this Agreement, or (2) any breach of any covenant or warranty contained herein by the Company (prior to the Closing) or the Seller, or (3) any misrepresentation of Seller or the Company contained in this Agreement; provided, however, that (i) Seller and the Company shall be required to indemnify and hold harmless under this
Section 9.1 only to the extent that the aggregate amount of Loss and Expense incurred by an Indemnified Buyer Party exceeds Twenty-five Thousand Dollars ($25,000); (ii) Seller and the Company shall not be obligated to pay all Indemnified Buyer Parties, in the aggregate, more than Two Hundred Fifty Thousand Dollars ($250,000) for the total of all claims of Loss and Expense made pursuant to this Section 9.1 and/or claims pursuant to Section 2.6(e)(i), such payment to be made solely from the Damages Escrow; (iii) Seller shall receive credit for any increase in assets of Buyer or the Company as a result of the fact giving rise to the claim against Seller; and (iv) no amount shall be required to be indemnified hereunder except for the Buyer's or the Company's actual out of pocket costs and expenses. The indemnification provided for in this Section 9.1 shall terminate one (1) year after the Closing Date (and no claims shall be made by an Indemnified Buyer Party under this Section
9.1 thereafter), except as to (x) any Loss or Expense of which Seller has been notified in accordance with Section 9.3 and which shall have been reduced to a liquidated amount within the said one-year period, and (y) any Loss or Expense incurred by Buyer in connection with a violation of the covenant not to compete provided for in Section 6.2 of which Seller has been notified in accordance with Section 9.3 prior to the third (3rd) anniversary of the Closing Date.
     9.2 Indemnification by Buyer. Buyer agrees to indemnify and hold harmless Seller and its Affiliates, successors, and assigns, and their respective officers, directors and employees ("Indemnified Seller Parties") from and against, and to pay any and all Loss and Expense incurred by any Indemnified Seller Party in connection with or arising from (a) any failure by Buyer to perform any of its obligations in this Agreement, or (b) any breach of any covenant or warranty contained herein, or (c) any misrepresentation of Buyer contained in this Agreement; provided, however, that (i) Buyer shall be required to indemnify and hold harmless under this Section 9.2 the Indemnified Seller Parties only to the extent that the aggregate amount of the Loss and Expense incurred by all Indemnified Seller Parties, in the aggregate, exceeds Twenty-Five Thousand Dollars ($25,000); (ii) Buyer shall not be obligated to pay any Indemnified Seller Parties, in the aggregate, more than Two Hundred Fifty Thousand Dollars ($250,000) pursuant to this Section 9.2 for the total of all claims of Loss and Expense hereunder; (iii) this Section 9.2 shall in no way limit Seller's right to damages or other remedies in respect of a failure by the Buyer to consummate the transaction contemplated hereby (including, without limitation, the right to the Escrow Deposit) as provided in Section 2.1. The indemnification provided for in this Section 9.2 shall terminate one (1) year after the Closing Date (and no claims shall be made by an Indemnified Seller Party with respect thereto under this
Section 9.2 thereafter), except as to any such Loss or Expense of which Buyer has been notified in accordance with Section 9.3 and which shall have been reduced to a liquidated amount within the said one-year period.
     9.3 Procedure for Indemnification. The following procedures apply to indemnification under Section 9.1 and 9.2 of this Agreement:
     (a)  If the indemnified party believes that, under this
Section 9, it has suffered or incurred any Loss or any Expense, whether or not the applicable dollar limitation specified by
Section 9.1 or 9.2 has been exceeded, the indemnified party shall so notify the indemnifying party promptly, and in no event later than ten (10) Business Days after the indemnified party acquires knowledge of any such suffered or incurred Loss or Expense, in writing, describing such Loss or Expense, the amount thereof, if known, and the method of computation of such Loss or Expense, all with reasonable particularity and containing a reference to the provisions of this Agreement or any certificate delivered pursuant hereto in respect of which such Loss or Expense shall have occurred. If any such indemnity shall arise from the claim of a third party, the indemnified party shall permit the indemnifying party to assume the defense of any such claim and any litigation resulting from such claim. Failure by an indemnifying party to notify an indemnified party of its election to defend any such claim or action by a third party within thirty
(30) Business Days after notice thereof shall have been given to the indemnifying party shall be deemed a waiver by the indemnifying party of its right to defend such claim or action.
     (b) If the indemnifying party assumes the defense of such claim or litigation resulting therefrom, the obligations of the indemnifying party hereunder as to such claim shall include taking all steps necessary in the defense or settlement of such claim or litigation and holding the indemnified party harmless from and against any and all damages caused by or arising out of any settlement approved by the indemnifying party or any judgment in connection with such claim or litigation. The indemnifying party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) or enter into any settlement, except with the written consent of the indemnified party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party of an unconditional release from all liability in respect of such claim or litigation. The indemnified party shall not enter into any settlement with respect to any such claim or litigation without the indemnifying party's prior written consent.
     (c) If the indemnifying party shall not assume the defense of any such claim by a third party or litigation resulting therefrom after receipt of notice from such indemnified party, the indemnified party may defend against such claim or litigation in such manner as the indemnified party reasonably deems appropriate and may settle such claim or litigation on such terms as the indemnified party reasonably may deem appropriate, and, subject to the limitations contained in this Section 9, the indemnifying party shall promptly reimburse the indemnified party for the amount of such settlement and for all damages or costs incurred by the indemnified party in connection with the defense against or settlement of such claim or litigation.
     (d) The indemnifying party shall, subject to the limitations contained in this Section 9, promptly reimburse the indemnified party for the amount of any judgment rendered with respect to any claim by a third party in such litigation and for all damages incurred by the indemnified party in connection with the defense against such claim or litigation, whether or not resulting from, arising out of, or incurred with respect to the act of a third party.
     SECTION 10. Survival of Obligations. Except as otherwise provided herein, all representations, warranties, covenants, and obligations contained in this Agreement shall survive the Closing only insofar as a party hereto is entitled to indemnification pursuant to Section 9 and, in such case, only for such period as indemnification is provided pursuant to Section 9, and no action or claim in respect of this Agreement, the Shares, or the purchase and sale of the Shares may be brought or commenced in any forum or jurisdiction on any theory in law or equity after the expiration of such period. Indemnification provided in
Section 9 (and damages and remedies for a failure to close hereunder, including, without limitation, those contemplated by
Section 2.1) is the sole and exclusive remedy. Notwithstanding the limitations set forth in Section 9, nothing herein shall preclude any party from asserting any breach, act or omission in defense of any claim.
     SECTION 11. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be given by hand or by registered mail, return receipt requested, and addressed as follows:

     (a)  If to Buyer:

               The Spartan Radiocasting Company
               250 International Drive
               P.O. Box 1717
               Spartanburg, South Carolina 29304
               Attention:     Nick W. Evans, President
               Telephone:     (803) 576-7777
               Telecopier:    (803) 587-5444

               With a copy to:

               Tom Watson Brown, Esq.
               2180 Tower Place
               3340 Peachtree Road, N.E.
               Atlanta, Georgia 30326
               Telephone:     (404) 841-0885
               Telecopier:    (404) 231-3608

     (b)  If to Seller:

               TCS Television, Inc.
               350 Park Avenue
               New York, New York 10022
               Attention:     I. Martin Pompadur, President
               Telephone:     (212) 980-7110
               Telecopier:    (212) 980-8374

               With a copy to:

               Proskauer Rose Goetz & Mendelsohn LLP
               1585 Broadway
               New York, New York 10036
               Attention:     Lawrence H. Budish, Esq.
               Telephone:     (212) 969-3225
               Telecopier:    (212) 969-3000

     (c)  If to the Company:

               Avant Development Corporation
               c/o Seller at the address and
               with the copy set forth above.

Either party hereto may specify a different address for such purpose by written notice to the other party.
     SECTION 12. Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated in any of the following ways:
     (a) At any time on or prior to the Closing Date, by the mutual consent in writing of Buyer, Seller, and the Company;
     (b) By Buyer in writing if, following written notice and expiration of the thirty (30) day period specified in Section 7.6, any of the conditions set forth in Section 7 of this Agreement shall not have been met and shall not have been waived by Buyer; provided, however, that termination by Buyer must occur prior to the tenth (10th) Business Day following the expiration of the aforesaid thirty (30) day period or the unsatisfied condition or conditions shall be deemed to have been waived by Buyer (unless such condition or conditions cannot be waived without creating a violation of applicable law) and the Closing shall occur on such tenth (10th) Business Day.
     (c) By Seller in writing, if, following written notice and expiration of the thirty (30) day period specified in Section 8.5, any of the conditions set forth in Section 8 shall not have been met and shall not have been waived by Seller; provided, however, that termination by Seller must occur prior to the tenth
(10th) Business Day following the expiration of the aforesaid thirty (30) day period or the unsatisfied condition or conditions shall be deemed to have been waived by Seller (unless such condition or conditions cannot be waived without creating a violation of applicable law) and the Closing shall occur on such tenth (10th) Business Day.
     (d) By either Buyer or Seller on or after the date which is nine (9) months after the date hereof if (i) the FCC Consent has not been obtained prior to such date, provided that Buyer's right to terminate shall be available to Buyer only if it has acted in good faith and taken all actions necessary and appropriate to obtain the FCC Consent, or (ii) the FTC or the DOJ has objected to the transaction described in the filings made pursuant to the Improvements Act or either such agency has threatened to take action to prevent the consummation of such transaction and such objection or threat has not been removed on or prior to such date. In the event that this Agreement shall be terminated pursuant to this Section 12, all further obligations of the parties under this Agreement (other than Sections 2.1, 5.1(a)(ii), 5.3(b), 6.1(b), and 13.1) shall terminate without further liability of either party to the other, provided, that nothing herein shall relieve any party from liability for its willful breach of this Agreement.
     SECTION 13.  General Provisions.
     13.1 Confidentiality, Press Releases. (a) Buyer agrees to keep confidential all proprietary information regarding Seller and the Company, and any and all information on or relating to the transactions contemplated hereby, in accordance with Seller's customary practices and agrees that it will only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (i) to Buyer's directors, officers, employees, representatives, and agents who are or may be involved with the transactions contemplated by this Agreement on a need-to-know basis; (ii) to the extent such information presently is or hereafter becomes available, on a nonconfidential basis, from a source other than Seller; and (iii) to the extent disclosure is required by law, regulation, or judicial order by any governmental authority (including, without limitations the FCC).
     (b) Seller agrees to keep confidential all proprietary information regarding Buyer and its Affiliates, and their respective successors and assigns, and any and all information on or relating to the transactions contemplated hereby, and agrees that it will only use information in connection therewith and not discuss or disclose any of such information other than (i) to Seller's directors, officers, employees, representatives, and agents who are involved with the transactions contemplated by this Agreement on a need-to-know basis; (ii) to the extent such information presently is or hereafter becomes available, on a nonconfidential basis, from a source other than Buyer; and (iii) to the extent disclosure is required by law, regulation, or judicial order by any governmental authority (including, without limitation, the Securities and Exchange Commission and the FCC).
     (c) After the date hereof and prior to Closing, none of Buyer, Seller, and the Company shall make any press release or public announcement in connection with the transactions contemplated hereby without the prior written consent of the other party, except to the extent required by law, regulation, or judicial order by any governmental authority (including, without limitation, the Securities and Exchange Commission and the FCC). Buyer, Seller, and the Company agree to cooperate with each other in preparation of a mutually acceptable press release to be issued at the time of filing the FCC applications and exhibits described in Section 5.1(a).
     13.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia (without reference to any rule as to conflicts of law). Each party to this Agreement agrees to submit to the jurisdiction of Federal courts sitting in the City of New York, New York, and in the City of Spartanburg, South Carolina, if an action is commenced in either such place, and each party further agrees that it will not object to the laying of venue in either New York, New York, or Spartanburg, South Carolina.
     13.3 Partial Invalidity. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.
     13.4 Successors and Assigns. (a) Neither this Agreement nor any rights, remedy, obligation, or liability arising hereunder or by reason hereof shall be assignable by any party hereto without the prior written consent of the other parties hereto, except, that the rights of Buyer hereunder may be assigned at any time by Buyer to an Affiliate of Buyer, provided, however, that (i) such Affiliate shall assume in writing all of Buyer's obligations hereunder; (ii) Buyer shall not be released from any of its obligations hereunder by reason of such assignment; (iii) the obligations of Seller and the Company under this Agreement shall be subject to the delivery by such Affiliate, on or prior to the assignment, of a certificate signed on its behalf containing representations and warranties similar to those made by Buyer in Section 4 hereof and an opinion of counsel with respect to the Affiliate which is similar to the opinion with respect to Buyer set forth in Exhibit E; and (iv) no such assignment shall be made if it is reasonably likely that such assignment would delay receipt of the FCC Consent.
     (b) Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any person other than the parties and successors and assigns permitted by Section 13.4(a) any right, remedy or claim under or by reason of this Agreement.
     13.5 Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original counterpart, and shall become a binding agreement when each of Buyer, Seller, and the Company shall have executed one counterpart.
     13.6 Titles and Headings. Titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.
     13.7 Schedules and Exhibits. The Schedules and Exhibits to this Agreement shall be incorporated into and construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Disclosure of any fact or item in any Schedule hereto referenced by a particular
Section in this Agreement shall, should existence of the fact or item or its contents be relevant to any other Section, be deemed to be disclosed with respect to that other Section whether or not an explicit cross-reference appears. The specification of any dollar amount in the representations and warranties or other provisions contained in this Agreement or the inclusion of any specific item in any Schedule hereto is not intended to imply that such amounts, or higher or lower amounts, or the items so included or other items, are or are not material, and neither party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.
     13.8 Waivers. Except as provided herein, the failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or thereof, or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other subsequent breach.
     13.9 Entire Agreement; Amendments. This Agreement, the Schedules and Exhibits referred to herein, the Escrow Agreement and the Post Closing Escrow Agreement (side letters), and the other agreements delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or intents between or among any of the parties hereto. The parties hereto, by mutual agreement in writing, may amend, modify and supplement this Agreement.















































     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written.

                              TCS TELEVISION, INC.



                              By:_______________________________
                                   Name:     I. Martin Pompadur
                                   Title:    President


                              AVANT DEVELOPMENT CORPORATION



                              By:_______________________________
                                   Name:
                                   Title:    President


                              THE SPARTAN RADIOCASTING COMPANY



                              By:_______________________________
                                   Name:     Tom Watson Brown
                                   Title:    Vice Chairman